MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA  98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Ghar Inc.

We consent to the use of our report dated April 10, 2019 with respect to the financial statements of Ghar Inc. as of March 31, 2019 and the related statements of operations, shareholders’ deficit and cash flows, and related notes for the period from December 11, 2018 (inception) through March 31, 2019.  We also consent to the reference to our firm under the caption “Experts” in the Form S-1.

Michael Gillespie & Associates, PLLC

Seattle, Washington

April 15, 2019

/S/ Michael Gillespie & Associates, PLLC